EXHIBIT 10.51

PROGRAM AGREEMENT

Between

HOME DEPOT U.S.A., INC.

And

U.S. HOME SYSTEMS, INC.

And

U.S. REMODELERS, INC.

Dated February 24, 2004

PROGRAM AGREEMENT

This AGREEMENT (“Program Agreement”), is made and entered into as of February 24, 2004 (the “Effective Date”), among HOME DEPOT U.S.A., INC., a Delaware corporation (“Home Depot”), U.S. HOME SYSTEMS, INC., a Delaware corporation (“USHS”), and U.S. REMODELERS, INC.,1 a Delaware corporation (“USRI”) (Home Depot, USHS, and USRI being sometimes referred to in this Program Agreement collectively as the “Parties,” and individually as a “Party”).

W I T N E S S E T H:

WHEREAS, Home Depot, has established a program which will allow it to offer for sale and sell products for in-home installation in select product/service categories in which Home Depot plans to expand its product/service offerings;

WHEREAS, one of the central elements of this program is that the suppliers of such products must be of superior quality and value and have a distribution network which permits selected The Home Depot® stores and/or markets to have the supplier presence necessary to undertake the selling, furnishing and installing of products;

WHEREAS, Home Depot has determined, in reliance upon Service Provider’s representations, that in the product category of custom designed and installed bathtub liners and wall surrounds, Service Provider offers a potentially suitable array of products and services and capabilities to service The Home Depot customers;

WHEREAS, it is Home Depot’s intention to offer or market USRI products and services in selected The Home Depot stores and/or markets, provided USRI has the necessary qualifications, capabilities and resources to supply and service such The Home Depot Stores;

WHEREAS, the purpose of this Program Agreement is, in part, to define the aforementioned program and the Parties’ obligations and responsibilities thereunder; and

WHEREAS, certain capitalized words and phrases used in this Program Agreement are defined in Annex A to this Program Agreement.

NOW, THEREFORE, for and in consideration of the agreements set forth below, Home Depot and USRI agree as follows:

ARTICLE 1

THE PROGRAM

.1. Scope of the Program. The sell, furnish and install program (the “Program”) detailed herein shall refer to the relationship between Home Depot, on the one hand, and USRI on the other, pursuant to which Home Depot markets for sale at participating The Home Depot® stores (“Participating Home Depot Stores”), custom designed, installed bathtub liners and wall surrounds offered and sold from time to time by USRI and approved by Home Depot for inclusion in the Program (the “USRI Products and Services”), in each case on the terms and subject to the conditions set forth herein. A listing of current USRI Products and Services is attached as Exhibit 1.1 to this Program Agreement. The Program shall apply only to Participating Home Depot Stores and not to other Home Depot stores or other Home Depot owned or affiliated retail locations, whether now existing or hereafter established.

.2. Basic Obligations of the Parties.

(a) Home Depot will provide on behalf of the Program:

(i) dedicated space in Participating Home Depot Stores retail showrooms for display of the USRI Products and Services to store customers who are potential purchasers of the USRI Products and Services;

1d/b/a “U.S. Home Services” in California

(ii) services with respect to qualifying potential customers for the USRI Products and Services, completing sales lead information forms and transmitting sales leads to USRI in accordance with Program policies and procedures;

(iii) payment to USRI, as applicable, of an agreed-upon percentage of revenue derived from sales of USRI Products and Services as provided herein.

(b) USRI will provide on behalf of the Program:

(i) design, construction, set-up and maintenance of USRI Products and Services displays in the Participating Home Depot Store (“USRI Displays”);

(ii) authorized employees or agents of USRI to man the USRI Displays. USRI and Home Depot shall mutually agree upon the days and times such employees and agents must be present at the Participating Home Depot Store;

(iii) training to Participating Home Depot Store sales personnel to more effectively market the USRI Products and Services and generate sales leads;

(iv) follow-up on all sales leads generated at Participating Home Depot Stores;

(v) in-person residential sales calls to potential customers, including design consultation and price quotation;

(vi) procurement of final sales contracts for the USRI Products and Services (all sales of USRI Products and Services will be memorialized in contracts between the customers and Home Depot), the form of which contracts shall be specified by Home Depot, and in each case subject to final review and approval by authorized personnel at the applicable Participating Home Depot Store;

(vii) all labor and materials (as an independent contractor in relation to Home Depot and at the sole expense of USRI) which are reasonably necessary to complete all customer orders for USRI Products and Services;

(viii) all follow-up service to address any customer complaints and/or warranty claims; and

(c) USHS will provide on behalf of the Program:

(i) such management, oversight, and operational support of or for USRI as may reasonably be required by Home Depot to guarantee USRI’s fulfillment of its obligations under this Program Agreement;

(ii) indemnification of Home Depot as further set forth under this Program Agreement.

The foregoing is intended only as a general description and overview of the Parties’ respective contributions to the Program, and is qualified in its entirety by the specific provisions contained elsewhere in this Program Agreement and in the detailed program guidelines set forth as Exhibit 1.2 (“Program Guidelines”). The Program Guidelines are subject to periodic review and revision by Home Depot, provided, however, that (a) Home Depot shall provide at least thirty (30) days’ advance written notice to USRI before such revisions take effect and (b) such revisions shall not alter any material term of this Program Agreement.

.3. Contractual Relationships. All sales to customers under the Program shall be between Home Depot and the customer. Home Depot, through the Participating Home Depot Store shall invoice the customer, and all checks, credit card payments and other payments from customers shall be made payable solely to Home Depot. The contractual role of USRI under the Program shall be that of independent contractors in relation to Home Depot, in exchange for which Home Depot will pay to USRI an agreed-upon percentage of all revenues collected from customers for the USRI Products and Services, as provided in Section 2.1.

.4. Designation of Participating Home Depot Stores. Attached to this Agreement as Exhibit 1.4 is a list of Participating Home Depot Stores as of the Effective Date. Home Depot intends, from time to time, to designate additional Participating Home Depot Stores as the term is defined below, provided, among other things, that USRI is ready, willing and able to offer and sell the USRI Products and Services at such additional Participating Home Depot Stores and has the necessary qualifications, capabilities, financial resources and reputation (both national and local) to operate the Program at such additional Participating Home Depot Stores. Home Depot will communicate regularly with USRI regarding its intended roll-out of the Program to additional Participating Home Depot Stores and solicit USRI’s evaluation regarding the markets in which USRI is qualified to establish and operate the Program in order to justify the further designation of The Home Depot stores as Participating Home Depot Stores. The term “Participating Home Depot Store” shall refer exclusively to Participating Home Depot Stores that have been designated by Home Depot as Program participants; Participating Home Depot Stores that are not Program participants shall be referred to herein as “Non-Participating Stores.”

.5. Designation of Home Depot Stores by Home Depot. For each Participating Home Depot Store designated by Home Depot following the Effective Date, Home Depot shall notify USRI of the designation of such Participating Home Depot Store. Each such designation shall require specific approval by Home Depot as described in more detail in the Program Guidelines, Section 1.6 below and elsewhere in this Program Agreement.

.6. Approval of USRI Requests for Designation of Home Depot Stores by Home Depot. In each case in which USRI requests that Home Depot designate a particular The Home Depot store as a Participating Home Depot Store, such designation shall be subject to approval by Home Depot in Home Depot’s sole discretion. Upon receipt of USRI’s request to designate a particular The Home Depot store as a Participating Home Depot Store, Home Depot may, at its option, arrange an interview with the local managers of USRI or its subcontractors and may request an inspection of its facilities, interviews with employees and review of financial and other records that Home Depot deems relevant to the approval process. All local managers of USRI will be required to submit to background checks as described in more detail in the Program Guidelines. Home Depot’s approval or rejection of USRI’s request may be based upon any criteria Home Depot deems relevant in its discretion, and may include, among other criteria: a USRI’s capitalization and ability to expand to meet demand for USRI Products and Services anticipated to be generated by the Program; ability to deliver USRI Products and Services in accordance with Program standards; proximity to the pertinent Home Depot store; evidence of compliance with relevant legal requirements; and cooperation with Home Depot in the investigation and approval process. Home Depot will notify USRI of its approval or rejection of USRI’s request.

ARTICLE 2

FINANCIAL MATTERS

.1. USRI Commission. Home Depot shall pay USRI 85% of gross revenues (excluding sales taxes) actually collected from a customer (“Lead Fulfillment Incentive” or “LFI”) in consideration for the sale, furnishing, and installation of Service Provider of USRI Products and Services under the Program. Additional details pertaining to financial matters associated with the Program are detailed in the Program Guidelines.

.2. Costs and Expenses.

(a) Home Depot will be responsible for transmitting customer leads it receives to USRI, processing customer payments and fulfilling the other obligations of Home Depot hereunder and under the Program Guidelines. Provided, however, that USRI shall be responsible-, at its sole expense, for obtaining a dedicated toll-free telephone number for use by prospective Home Depot customers inquiring about USRI’s product offerings under the Program.

(b) USRI will be responsible for all costs associated with designing, building, installing and maintaining the USRI Displays, other than as specified in Section 2.2(a); manning the USRI Displays in each Participating Home Depot Store as required by Section 1.2(b)(ii); educating Home Depot employees about the USRI Products and Services and training Home Depot employees on sales techniques to help generate interest in the USRI Products and Services at each Participating Home Depot Store; responding to customer leads, including initial telephone response and in-person sales calls, design consultation, providing price quotations and procuring signed purchase orders; all labor, material, delivery and installation costs relating to the provision of the USRI Products and Services and fulfillment of the customer contracts; all labor, material, delivery, refund or other costs associated with customer complaints and/or warranty claims following the sale of the USRI Products and Services; and all other cost or expenses incurred in connection with the fulfillment of the USRI’s obligations under this Program Agreement, including the Program Guidelines. Provided, however, that the foregoing is not intended to be used by Home Depot as a mechanism to undertake activities outside the scope of the Program the cost of which, under the terms hereof, would be borne by the USRI.

.3. Reporting. USRI shall provide Home Depot with regular reports analyzing USRI’s performance in generating leads and closing sales and such other reports as shall be mutually agreed upon by the Parties. Home Depot shall provide USRI with certain financial and operating reports as described in the Program Guidelines.

.4. Customer Invoicing and Payment. USRI shall prepare and present to the customer for payment all invoices for USRI Products and Services, including sales taxes where applicable. All invoices shall be in a form created by Home Depot from time to time for use in the Program. USRI shall also collect and remit to Home Depot customer deposits at the times and in the amounts prescribed by Home Depot from time to time. All invoices shall be in the name of Home Depot and all payments shall be made directly to Home Depot in accordance with procedures prescribed by Home Depot.

.5. Pricing. USRI shall be responsible for quoting prices to customers and securing signed customer purchase orders in the name of Home Depot and subject to final acceptance by Home Depot. The prices quoted by USRI shall be competitive with the prices charged by USRI for comparable goods and services offered by the USRI to its own customers outside the Program.

.6. Audit Rights. Home Depot or its designees shall have the right at all times while this Program Agreement is in effect and for a period of three (3) years following any expiration or termination of this Program Agreement, to inspect, audit and copy all relevant books and records of USRI as it may reasonably request solely for the purpose of verifying its compliance with its obligations under this Program Agreement. Information in such books and records that are not related to the foregoing may be redacted.

.7. Promotions. From time to time, Home Depot may implement various store-wide or targeted promotions or purchase incentives applicable to the USRI Products and Services. Such promotions or purchase incentives may apply nationally, regionally, or only with respect to particular Participating Home Depot Stores. Home Depot will notify USRI in advance of promotions and purchase incentives applicable to the USRI Products and Services. USRI shall participate in such promotions and purchase incentives to the extent consistent with this Program Agreement.

ARTICLE 3

RESTRICTIONS ON CERTAIN ACTIVITIES

.1. Obligations of Home Depot. Nothing herein shall restrict in any way the right of Home Depot or any Home Depot Affiliates to offer products and services from USRI Competitors, or to contract with any third party to offer products and services that compete with the USRI Products and Services, through channels other than Participating Home Depot Stores, including, without limitation, Home Depot warehouse outlets, catalogs and via the Internet.

.2. Obligations of USRI. During the term of this Program Agreement, USRI shall not enter into any agreement with any of the parties listed on Exhibit 3.2 (the “Home Depot Competitors”) to market, sell or provide any USRI Products and Services or any competing products and services to, or to customers in association with, such Home Depot Competitor. USRI represents to Home Depot that USRI is not a party to any such agreement with a Home Depot Competitor as of the Effective Date.

.3. No Diversion of Business. All sales leads and Customer Information (as defined in Section 4.3) generated in connection with the Program shall be used by USRI solely to solicit and make sales of USRI Products and Services under the Program. Under no circumstances shall USRI nor any of its Affiliates (i) use any sales leads or Customer Information generated through the Program to solicit or sell, or assist any third party in assisting or selling any products or services (including USRI Products and Services) outside the Program; or (ii) otherwise divert any business opportunity which is rightfully a Program opportunity. Home Depot’s audit rights under Section 2.6 shall include the right to confirm compliance with this Section 3.3.

ARTICLE 4

INTELLECTUAL PROPERTY RIGHTS

.1. Use of Trademarks.

(a) Pursuant to a Trademark and Service Mark License Agreement in the form of Exhibit 4.1(a) (the “Trademark and Service Mark License Agreement”) executed among Home Depot, Homer TLC, Inc., and USRI as of the date of this Program Agreement, each Party shall receive a nonexclusive license to use specific trademarks and service marks (the “Marks”) of the other Party for the sole purpose of fulfilling their respective obligations under the Program. The terms and conditions of the Trademark and Service Mark License Agreement are hereby incorporated by reference into this Program Agreement.

(b) All advertising, promotional, marketing materials and telephone scripts (collectively, the “Materials”) created or produced by a Party relating to the Program or the USRI Products and Services must be pre-approved in writing by the other Party. Materials, signage or documents bearing trademarks, artwork or designs of the other Party that have not been approved by such Party must be destroyed promptly at the request of such other Party.

(c) From time to time, each Party may provide the other Party with certain promotional materials related to the Program and/or the USRI Products and Services. The other Party shall use commercially reasonable efforts to use such promotional materials in a manner consistent with the terms and conditions of this Program Agreement.

.2. Ownership Rights. Except as explicitly set forth in this Program Agreement, each Party shall at all times maintain all right, title and interest in the intellectual property rights owned by such Party relating to the Materials used in the Program. Each Party hereby expressly disclaims all right, title and interest in and to intellectual property rights in the Materials provided by the other Party under the Program, and agrees that it will not take any action or suffer or permit any condition to exist that gives rise to any claim adverse to the other Party’s title in or right to possess the intellectual property rights in such Materials.

.3. Customer Information. USRI shall be responsible for developing and maintaining an information database relating to all sales leads and customer information pertaining to the Program, and customer and transaction tracking information. Except as otherwise set forth in this Section 4.3, Home Depot shall own all right, title and interest to all information and data collected or stored in any medium relating to customers or potential customers of the Program (collectively, the “Customer Information”), and USRI may use the Customer Information during the term of this Program Agreement solely for purposes related to the Program. Home Depot shall not be restricted from using the Customer Information in any manner, including uses outside the Program. In no event shall USRI disclose, or permit any third party to use, the Customer Information; provided, that USRI may permit its employees and suppliers to use relevant Customer Information solely to the extent necessary to properly provide USRI Products and Services to a Program customer, and provided they have been advised of and acknowledged the foregoing restrictions on use of the Customer Information. During the term of this Program Agreement and in accordance with the reporting requirements of this Program Agreement and the Program Guidelines, USRI shall provide Home Depot with copies of all Customer Information in a form or medium agreed upon by the Parties. Upon termination of this Program Agreement, USRI shall deliver (a) a copy of the Customer Information to Home Depot in a form and medium agreed upon by the Parties and (b) remove from all files and copies of the Customer Information all references to the fact that such information was obtained from Home Depot or as a result of the Program.

ARTICLE 5

CONFIDENTIALITY

.1. USRI shall hold all Home Depot Confidential Information in the strictest confidence and shall not, without Home Depot’s prior written consent, directly or indirectly use such Confidential Information or disclose such Confidential Information to any third parties except as required by law or governmental regulation or for the performance of USRI’s obligations under this Program Agreement. USRI shall take appropriate measures to safeguard Home Depot Confidential Information from disclosure by USRI’s employees and others. USRI agrees that any disclosure of Home Depot Confidential Information in contravention of this Article 5 would result in irreparable injury to Horne Depot and agrees that injunctive relief would be an appropriate remedy in the event of any breach of this Article 5 by USRI.

.2. USRI acknowledges that Home Depot does not want to receive from USRI any information, data, material or documents that USRI deems to be its confidential, proprietary or trade secret information. Accordingly, any information, data, material or documentation that USRI transmits, discloses or disseminates to Home Depot shall not under any circumstances constitute any confidential information or trade secrets of USRI or its Affiliates.

ARTICLE 6

PERFORMANCE COVENANTS OF USRI PROGRAM PARTICIPANTS

.1. Warranty, Quality Standards. USRI warrants and guarantees that all USRI Products and Services furnished or installed by USRI shall be free from defects in workmanship for a period of one (1) year, or as otherwise mutually agreed in writing by the Parties, from completion of said USRI Products and Services by USRI, which completion shall be dated as of the customer’s acceptance of the work and execution of any required lien, waiver or release, or for an additional warranty as may be agreed upon in writing with a customer. USRI warrants and guarantees that all USRI Products and Services furnished or installed by USRI shall be free from material defects for the greater of (i) a period of five years, or as otherwise mutually agreed in writing by the Parties, from completion of said USRI Products and Services by USRI as defined above or (ii) the applicable period contained in the manufacturer’s warranty. If any claim is made that a defect developed or was revealed during the warranty period, USRI agrees to promptly investigate such claim and if such claim is accurate, remedy said defect promptly without cost to Home Depot or the customer. If USRI fails to remedy such defect promptly, Home Depot shall have the right to have the defect corrected at USRI’s expense in accordance with Section 6.2. Home Depot may, at its sole cost and expense, use customer surveys to measure each USRI’s adherence to quality standards. From time to time, Home Depot may, at its sole cost and expense, use other methods to measure such USRI’s adherence to quality standards. USRI shall, upon request, fully cooperate with Home Depot to help ensure the success of any such efforts to measure customer satisfaction or verify USRI’s adherence to quality standards. Notwithstanding any provision herein to the contrary, USRI acknowledges that it may incur incidental expenses in providing such cooperation. USRI must maintain a minimum level of service that is reasonably acceptable to Home Depot and that meets or exceeds the standards set forth in the Program Guidelines. Home Depot shall have the right to visit each USRI’s field offices, worksites and/or other places of business at any reasonable time, and with reasonable notice to the responsible branch manager, for the purpose of verifying such USRI’s compliance with said standards of quality and/or performance.

.2. Customer Adjustments/Satisfaction. All USRI shall at all times maintain the general policy of satisfaction of customers and shall adjust all complaints of, and controversies with customers, with respect to said sales made under the Program. In any case in which such adjustment is unsatisfactory to the customer and where Home Depot has provided USRI with reasonable time and opportunity to satisfy the customer and, in Home Depot’s reasonable judgment, the customer is being fair and reasonable, Home Depot reserves and shall have the right, at USRI’s expense, to make such further adjustment as Home Depot may reasonably deem necessary under the circumstances and such adjustment made by Home Depot, even when in excess of the sales price of the USRI Products and Services in question, shall be conclusive and binding upon USRI. USRI shall maintain and provide to Home Depot files pertaining to customer complaints and their adjustment, which files shall be deemed Customer Information. Home Depot agrees to promptly forward to USRI information received by Home Depot with respect to customer complaints to assist such USRI in its efforts to respond to customer complaints in a timely manner. If USRI should fail to resolve satisfactorily each such complaint promptly, Home Depot shall have the right to have the complaint resolved in its reasonable discretion at the USRI’s expense, provided such expense is reasonable under the circumstances. USRI shall pay Home Depot for such amount and/or Home Depot will be authorized to deduct such amount from any sums then due or thereafter becoming due to USRI from Home Depot. In the event customer adjustments are made, LFIs shall be based on the adjusted contract price (original contract price less adjustments).

.3. Quotations, Orders. All quotations for USRI Products and Services made to a customer by USRI shall be in accordance with the Program Guidelines. Forms for making quotations and taking orders shall be provided in the Program Guidelines.

.4. Taxes. USRI shall pay, accrue, and/or remit all ad valorem, license, franchise, occupation, income, sales, use, and any other taxes or imposts of every nature or description whatsoever, presently or hereinafter imposed by any governmental authority upon the operation of USRI’s business and USRI shall file all reports, make all returns, and secure all licenses and permits with respect thereto. USRI shall know the tax consequences of providing USRI Products and Services to Home Depot. The USRI Products and Services sold to Home Depot are generally not for resale and no resale certificate will be issued. The only time said resale certificate will be issued is upon review by Home Depot where the services provided by law do not qualify as a real property improvement or are taxable to the property owner by law. Home Depot shall collect all retail sales taxes if and when applicable, from customers and shall remit such taxes and file all reports with the appropriate governmental agencies. Should the present system of handling such retail sales tax returns and payments be changed for any reason whatsoever, USRI shall make their own returns and shall make payments of such taxes in the manner required by law.

.5. Insurance Policies.

(a) USRI, at its expense, shall obtain and maintain during the term of this Program Agreement the following policies of insurance with insurers rated at least [A:VIII] or better by A.M. Best Company that are satisfactory to Home Depot and containing provisions and being in amounts satisfactory to Home Depot and adequate to fully protect Home Depot as well as USRI from and against any and all expenses, costs, demands, claims, actions, liabilities, damages and losses arising out of the subjects covered by such policies of insurance:

(i) Workers’ Compensation insurance for statutory limits and Employers Liability limits for not less than $1,000,000.

(ii) Commercial General Liability insurance, including Bodily Injury and Property Damage Liability insurance, Broad Form Property Damage and personal and advertising injury, including Contractual Liability coverage (either blanket or applying specifically to this Program Agreement) with limits of not less than $5,000,000 per occurrence. The general and products/completed operations aggregate limit shall apply separately to each project/location or the aggregate should be twice the required per occurrence limit.

(iii) Commercial Automobile Liability insurance, code I “any auto,” including owned, non-owned and hired automobile for limits of not less than $1,000,000 per occurrence.

(b) Each insurance policy obtained by USRI shall name Home Depot as an additional insured with respect to insurance described in clauses (ii) and (iii) above and provide coverage for expenses, costs, demands, claims, actions, liabilities, damages and losses arising out of the acts or omissions of any USRI or its contractors, employees or agents. Each such insurance policy shall further provide that it shall not be subject to change or cancellation without at least thirty (30) days’ prior written notice to Home Depot. USRI shall furnish Home Depot with copies of the policies required to be maintained by USRI and certificates thereof concurrently with the execution and delivery of this Program Agreement. If USRI obtains additional insurance, then USRI shall have Home Depot named as additional insureds on each of said insurance policies without charge to Home Depot. In order to avoid conflicts between insurance companies, USRI shall use its best efforts to have all policies of insurance obtained by USRI issued by one (1) insurance company (except umbrella coverage which may be obtained by a separate insurance company). USRI shall furnish or cause to be furnished to Home Depot copies of such policies and certificates of insurance, in each case concurrently with the execution and delivery of this Program Agreement.

(c) Acceptance by Home Depot of any insurance policies shall not relieve USRI of any responsibility hereunder including claims in excess of limits described above.

.6. Permits, Licenses, Compliance With Laws. USRI shall obtain all permits and licenses which may be required under any Law by virtue of any acts performed by such USRI in the performance of this Program Agreement or any USRI Program Participation Agreement to which it is a party. USRI shall in the conduct of its business and in the performance of this Program Agreement comply fully with all Laws.

.7. Credit Sales. All USRI shall refer all requests for customer financing to Home Depot, and that Home Depot shall have a right of first refusal to provide financing to customers through Home Depot or its selected financing entity, subject to standard procedures for approval and on terms and conditions to be determined by

Home Depot. In the event Home Depot or its selected financing entity declines to provide financing or the terms offered are not accepted by the customer, the USRI shall, if directed to do so by Home Depot, refer the customer to secondary financing entities to be designated and pre-approved by Home Depot. No part of the finance charge shall be payable to or credited in any way to the USRI, and the USRI shall not be responsible for losses sustained as a result of credit losses on such credit sales. However, in the event the USRI advises customers of terms to be offered by Home Depot, or its selected financing entities, the USRI will comply with all provisions of Law governing credit sales, including but not ‘limited to provisions dealing with proper disclosures to customers, finance charges and, the like, with respect to credit sales or their solicitation and the right of rescission.

.8. Compliance With Laws and Regulations. USRI will comply, at its expense, with all Laws regarding minimum compensation, overtime, immigration status and equal opportunities for employment, including the Federal Civil Rights Act, Age Discrimination in Employment Act, Occupational Safety and Health Act and the Federal Fair Labor Standards Act whether or not such USRI may be legally exempt from the aforesaid acts by . USRI will pay all federal, state and municipal payroll, withholding, social security, Medicare, unemployment, and other taxes, contributions, or premiums which are required by law to be paid and/or withheld by any employer with respect to such employees and subcontractors and USRI shall indemnify, defend and hold Home Depot harmless from and against any violation of such acts and Laws by USRI or its employees, subcontractors, agents or representatives. Should Home Depot pay any sum of money, whether by way of levy, tax or interest, because of any rule, law, regulation, or ruling that Home Depot shall be responsible for any payments to employees or subcontractors of USRI covered hereunder including but not limited to payments because of Workers’ Compensation settlements, USRI shall promptly upon demand reimburse Home Depot.

.9. Liens. To the extent permissible under applicable Law, USRI shall be prohibited from placing a lien on, or taking any other security interest in, Home Depot’s property or any of its customer’s property without Home Depot’s written consent. In the event that USRI or any affiliate, agent, employee or subcontractor of USRI causes a lien to be attached to, or takes any other security interest in, a customer’s property without Home Depot’s express written consent, such USRI shall fully reimburse Home Depot and/or the customer for all costs and expenses incurred to release such lien or security interest.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

.1. USHS and USRI. USHS and USRI represent and warrant to Home Depot that:

(a) USHS and USRI are corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(b) USHS and USRI has all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Program Agreement;

(c) The execution, delivery and performance of this Program Agreement by USHS and USRI has been duly authorized by all necessary corporate action on the part of USHS and USRI;

(d) This Program Agreement has been duly executed and delivered by USHS and USRI and constitutes a valid and binding agreement of USHS and USRI, enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfers, and moratorium or similar laws of affecting the enforcement of creditors’ rights;

(e) To the best of USRI’s knowledge, USRI is duly licensed, authorized or qualified to do business and is in good standing in each jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Program Agreement;

(f) To the best of USRI’s knowledge, USRI is in material compliance with all Laws and has obtained all applicable permits and licenses required of it in connection with its obligations under this Program Agreement, except where such non-compliance or failure to obtain such permits and licenses would not have a material adverse effect on its ability to fulfill its obligations under this Program Agreement;

(g) There is no outstanding litigation, arbitrated matter or other dispute to which USHS or USRI is a party which, if decided unfavorably to it, would reasonably be expected to have a material adverse effect on USHS’s, USRI’s or Home Depot’s ability to fulfill their respective obligations under this Program Agreement;

(h) Neither USHS, USRI nor any of their respective Affiliates is a party to any contract, agreement, mortgage, note, deed, lease or similar understanding with any third party that would have a material adverse effect on USHS’s, USRI’s or Home Depot’s ability to fulfill their respective obligations under this Program Agreement; and

(i) To USHS’s and USRI’s knowledge, no non-public fact or circumstance exists that would have a material adverse effect on the image of USHS, USRI or on the brands of USHS, USRI and its Affiliates to be used in the Program.

.2. Home Depot. Home Depot represents and warrants to USHS and USRI that:

(a) Home Depot is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(b) Home Depot has all requisite corporate power and authority to execute, deliver and perform its obligations under this Program Agreement;

(c) The execution, delivery and performance of this Program Agreement by Home Depot has been duly authorized by all necessary corporate action on the part of Home Depot;

(d) This Program Agreement has been duly executed and delivered by Home Depot and constitutes a valid and binding agreement of Home Depot, enforceable against it in accordance with its terms.

ARTICLE 8

TERM AND TERMINATION

.1. Term. The term of this Program Agreement shall commence on the Effective Date and continue for a period of one (1) year thereafter (the “Initial Term”), or such earlier date upon which this Program Agreement may be terminated in accordance with its terms.

.2. Renewal. Unless this Program Agreement is terminated earlier pursuant to this Article 8, upon the expiration of the Initial Term, this Program Agreement shall continue in effect on a month to month basis until otherwise terminated.

.3. Termination by Home Depot For Cause. Home Depot may by written notice to USRI terminate this Program Agreement prior to the expiration of the Initial Term or the Renewal Term, if applicable, for any of the following reasons:

(a) USHS or USRI breaches any obligation under this Program Agreement and fails to remedy such breach within thirty (30) days following written notice of such breach from Home Depot.

(b) USHS’s or USRI’s conduct in performance of this Program Agreement is a material violation of any Law;

(c) There is a Change of Control of USHS or USRI; or

(d) If USHS or USRI shall (i) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code; (vii) take any corporate, partnership or other action for the purpose of effecting any of the foregoing; or (viii) become insolvent under any legal definition.

.4. Termination by USRI For Cause. USRI may by written notice to Home Depot terminate this Program Agreement prior to the expiration of the Initial Term or the Renewal Term, if applicable, for any of the following reasons:

(a) Home Depot breaches any obligation of Home Depot under this Program Agreement or the Program Guidelines and fails to remedy such breach within thirty (30) days following written notice of such breach from Home Depot;

(b) Home Depot’s conduct in performance of this Program Agreement is a material violation of any Law; or

(c) If Home Depot shall (i) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets; (iii) make a general assignment for the benefit of its creditors; (iv) commence a voluntary case under the United States Bankruptcy Code; (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts; (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code; (vii) take any corporate, partnership or other action for the purpose of effecting any of the foregoing; or (viii) become insolvent under any legal definition.

.5. Termination Without Cause By Either Party. At any time after the expiration of the Initial Term a Party may terminate this Program Agreement in its sole discretion and without cause, upon one hundred and twenty (120) days’ prior written notice to the other Party.

.6. Post-Termination Obligations.

(a) Upon termination of this Program Agreement, USRI (and, to the extent applicable, USHS) shall:

(i) deliver to Home Depot all Customer Information in accordance with Section 4.3;

(ii) return to Home Depot all forms, stationery or other materials bearing Home Depot’s name or the trade or service marks of Home Deport or its Affiliates (including The Participating Home Depot Stores) or provide and affidavit that such forms or materials have been destroyed;

(iii) otherwise comply with all provisions of this Program Agreement relating to USRI’s post-termination obligations; and

(iv) cease to hold itself out or represent in any way that it is associated or affiliated with Home Depot.

(b) Upon termination of this Program Agreement, Home Depot shall:

(i) return to USRI all materials owned by USRI which were provided to Home Depot pursuant to Section 4.1 and which materials USRI has notified Home Depot in writing are to be returned to USRI; and

(ii) otherwise comply with all provisions of this Program Agreement relating to Home Depot’s post-termination obligations.

.7. No Payment on Termination. USHS and USRI acknowledge and agree that in the event of any termination, expiration or non-renewal of this Program Agreement in accordance with the terms hereof, Home Depot will have no liability or obligation to compensate USHS or USRI in any way with respect to such termination, expiration or non-renewal, other than to pay any LFIs to USRI, if any, earned prior to the date of such termination, expiration or nonrenewal. Without limiting the generality of the foregoing, Home Depot shall not compensate USHS or USRI for any actual or alleged loss of future profits or goodwill, recoupment of overhead or capital expenses dedicated to the Program, employee wages or severance claims or any lease obligations.

ARTICLE 9

INDEMNIFICATION

.1. Indemnity by USHS and USRI. USHS and USRI shall indemnify Home Depot and its Affiliates from, and defend and hold Home Depot and its Affiliates harmless from and against, any Losses suffered, incurred or sustained by Home Depot or any of its Affiliates or to which Home Depot or any of its Affiliates becomes subject, resulting from, arising out of or relating to any Claim:

(a) that the intellectual property of USHS and USRI infringes upon the proprietary or other rights of any third party (except as may have been caused by a modification by Home Depot or any of its Affiliates, that was not authorized by USHS and/or USRI);

(b) relating to the inaccuracy, untruthfulness or breach of any representation, covenant, or warranty made by USHS or USRI under this Program Agreement;

(c) relating to actual or alleged personal injury (including death) to any person other than an employee or agent of Home Depot, a Home Depot Affiliate or any Home Depot Agent, or property loss or damage, resulting from an act or omission of USHS/USRI or any USHS/USRI Agent (or any of their respective employees);

(d) relating to any act or omission of USRI, any of its Affiliates or any USHS/USRI Agent (or any of their respective employees) in connection with the marketing of any USRI Products and Services (whether before or after termination of this Program Agreement) to any Program customer;

(e) relating to any non-compliance with any Laws by USHS or USRI including, without imitation, consumer protection and privacy laws; or

(f) asserted by or on behalf of any employee of Home Depot, USHS, USRI or their respective Affiliates and Agents, to the extent arising out of or relating to any act or omission by USHS or USRI, any of their Affiliates or any USHS or USRI Agent with respect to any alleged violation of any Law protecting persons or members of a protected class or category, including Laws prohibiting discrimination or harassment on the basis of a protected characteristic.

USHS and USRI shall indemnify Home Depot and its Affiliates from any costs and expenses incurred in connection with the enforcement of this Section 9.1.

ARTICLE 10

DISPUTE RESOLUTION

.1. Required Mediation.

(a) In the event that any dispute arises under this Program Agreement, no Party shall be entitled to commence litigation under this Program Agreement until after the mediation obligations in Section 10.1(b) have been satisfied. Each Party shall cause each of its Affiliates to be bound by the provisions of this Article 10.

(b) Upon the delivery of written notice by one Party to the other of a request for mediation of a dispute under this Program Agreement, the Parties shall have ten (10) days to mutually agree upon a professional mediator to mediate the dispute. The mediation shall be held in Atlanta, Georgia and shall be conducted over a period of time not to exceed three (3) consecutive business days If the Parties cannot agree upon the professional mediator to conduct such mediation within such ten (10) day period, the provisions of this Section 10.1 (b) shall be deemed to have been satisfied, and either Party may elect to proceed with litigation in accordance with Section 10.2 and 10.3.

.2. Jurisdiction; Venue. Any litigation between or among the Parties or their Affiliates in any way relating to this Program Agreement, the Program or the relationship between the Parties hereunder, shall be brought exclusively in the courts of the State of Georgia sitting in Cobb County, Georgia or in the United

States District Court for the Northern District of Georgia. Each of the parties hereby irrevocably consents to the jurisdiction of such courts and irrevocably waives any objection to venue in such courts.

.3. Litigation. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, subject to fulfillment of the obligations set forth in Section 10.1, either Party may seek (a) specific performance, injunctive or other equitable relief in connection with any breach or alleged breach of the provisions of this Program Agreement, and (b) any available rights or remedies in the event of a breach or alleged breach of Article 4, Article 5 or the Trademark and Service Mark License Agreement.

ARTICLE 11

MISCELLANEOUS PROVISIONS

.1. Succession and Assignment. This Program Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Program Agreement or any of its rights, interests, or obligations under this Program Agreement without the prior written approval of the other Party; provided, that Home Depot may assign this Program Agreement or any of its rights, interests or obligations under this Program Agreement, in whole or in part, to any of its Affiliates without such written approval of USHS or USRI; provided, further, that if Home Depot assigns any such rights, interests or obligations under this Program Agreement to any of its Affiliates, such assignment shall not release Home Depot from any obligation or liability under this Program Agreement. Any purported assignment in contravention of this Section 11.1 shall be void.

.2. Notices. Except as otherwise specified in this Program Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Program Agreement shall be in writing and shall be deemed given when sent by telecopy to the telecopy number specified below or delivered by hand to the address specified below. A copy of any such notice shall also be sent by express air mail on the date such notice is transmitted by telecopy to the address specified below:

If to Home Depot:

Home Depot U.S.A., Inc.

Building C.15

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Attention: At-Home Services Program

Telecopy No.: (770) 384-2425

with a copy to:

Home Depot U.S.A., Inc.

Building C.20

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Attention: Corporate Counsel At-Home Services/Installed Sales

Telecopy No.: (770) 384-3041

If to USHS/USRI:

U.S. Remodelers, Inc.

c/o USHS

750 State HWY 21 Bypass

Suite 170

Lewisville, TX 75067

Attention: Murray Gross, President—USHS

Telecopy No. (972) 459-4800

With a copy to:

Richard B. Goodner, Esq.

c/o USHS

750 State HWY 21 Bypass

Suite 170

Lewisville, TX 75067

A Party may change its address or telecopy number for notification purposes by giving the other Parties seven (7) days’ notice of the new address or telecopy number and the date upon which it will become effective. Notice provided to an individual that is required to receive a copy pursuant to this Section 11.2 shall not be deemed to be notice under this Program Agreement.

.3. Counterparts. This Program Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

.4. Relationship. Nothing contained in this Program Agreement shall be construed to create the relationship(s) of employer and employee or franchisor-franchisee between or among Home Depot and USHS or USRI, or to make either Home Depot and USHS/USRI partner, joint venturer, fiduciary or co-employer of the other. USHS’s and USRI’s staff, employees or subcontractors assigned to provide the USRI Products and Services are solely the employees of USHS and USRI, as applicable. or their respective third-party contractors and are not the employees of Home Depot. Neither USHS nor USRI shall have the authority to bind Home Depot, nor shall Home Depot have the authority to bind USHS or USRI.

.5. Severability. If any provision of this Program Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable under applicable Law, then the remaining provisions of this Program Agreement, if capable of substantial performance, shall remain in full force and effect. To the extent permitted by applicable Law, the Parties waive any provision of such Law, which renders any such remaining provisions of this Program Agreement prohibited or unenforceable in any respect.

.6. Waivers. No delay or omission by a Party to exercise any right or power it has under this Program Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

.7. Remedies Cumulative. No right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Program Agreement, or under applicable Law, whether now or hereafter existing. The parties agree that irreparable damage would occur in the event any provision of this Program Agreement was not performed in accordance with its terms and that the Parties shall be entitled to specific performance in addition to any other remedy to which they are entitled at law or equity.

.8. Entire Agreement. This Program Agreement and the Exhibits to this Program Agreement (including the Program Guidelines) and the Trademark and Service Mark License Agreement, represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

.9. Amendments. No amendment to, or change, waiver or discharge of, any provision of this Program Agreement shall be valid unless in writing and signed by each Party.

.10. Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

.11. Third Party Beneficiaries. Each Party intends that this Program Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

.12. Governing Law. This Program Agreement and the rights and obligations of the Parties under this Program Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia without giving effect to the principles thereof relating to the conflicts of Laws.

.13. Covenant of Further Assurances. Home Depot, USHS, and USRI covenant and agree that, subsequent to the execution and delivery of this Program Agreement and, without any additional consideration, each of Home Depot and its applicable Affiliates and USHS, USRI and their applicable Affiliates shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Program Agreement.

.14. Negotiated Terms. The Parties agree that the terms and conditions of this Program Agreement are the result of negotiations between the Parties and that this Program Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Program Agreement.

.15. Consequential Damages; Limitation of Claims; Limitation of Liability. Neither Home Depot or its Affiliates nor USHS/USRI or their Affiliates shall be liable to the other for, nor will the measure of damages include, any indirect, incidental, special or consequential damages arising out of or relating to its performance or failure to perform under this Program Agreement; provided, that this Section 11.15 will not be construed to limit a Party’s right to recover under Section 9 any such damages that such Party is obligated to pay to any third party; and provided further that this Section 11.15 shall not limit any remedies otherwise available to a Party in the case of proven fraud by the other Party. USHS and USRI agrees that their sole recourse for claims arising between the Parties shall be against Home Depot or its successors and assigns. Each Party agrees that the shareholders, directors, officers and employees and agents of the other Party and its Affiliates shall not be personally liable nor named as a party in any action between the Parties hereto. Home Depot’s maximum liability relating to its performance under this Program Agreement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the amounts received by Home Depot pursuant to the Program under this Program Agreement. The allocation of liability in the preceding sentence, represents the agreed and bargained-for understanding of the Parties and the compensation exchanged between the Parties reflects such allocations.

.16. Incorporation and References. In this Program Agreement and the Exhibits and Annexes to this Program Agreement:

(a) The Exhibits and Annexes to this Program Agreement are hereby incorporated into and deemed part of this Program Agreement and all references to this Program Agreement shall include the Exhibits and Annexes to this Program Agreement;

(b) The capitalized words and phrases defined in this Program Agreement, and the capitalized words and phrases set forth on Annex A, which is hereby incorporated into and deemed part of this Program Agreement, have the indicated meaning for purposes of this Program Agreement;

(c) References to an Exhibit, Annex, Section or Article shall be to such Exhibit or Annex to, or Section or Article of, this Program Agreement unless otherwise provided;

(d) References to any Law shall mean references to such Law in changed or supplemented form or to a newly adopted Law replacing a previous Law; and

(e) References to and mention of the word “including” or the phrase “e.g.” shall mean “including, without limitation.”

.17. Headings. The Article and Section headings, Table of Contents and Table of Annexes and Exhibits are for reference and convenience only and shall not be considered in the interpretation of this Program Agreement.

IN WITNESS WHEREOF, each of Home Depot, USHS, and USRI has caused this Program Agreement to be signed and delivered by its duly authorized representative.

HOME DEPOT U.S.A., INC.

By:	s/

Name:

Title:

U.S. HOME SYSTEMS, INC.

By:	s/ Murray H. Gross

Name:	Murray H. Gross

Title:	President

U.S. REMODELERS, INC.

By:	s/ Murray H. Gross

Name:	Murray H. Gross

Title:	EVP

ANNEX A

DEFINITIONS

The following defined terms used in this Program Agreement shall have the meanings specified below:

“Affiliate” shall mean, as to any person or entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity.

“Agent” of a Party shall mean the agents, subcontractors, licensees, independent contractors and representatives of such Party.

“Change of Control” shall mean the (i) combination or merger of a Party with or into any entity pursuant to which the (A) members of the board of directors of such Party immediately prior to such transaction constitute less than a majority of the members of the board of directors of the surviving entity of such combination or merger, or (B) stockholders of such Party immediately prior to such transaction hold beneficial ownership (within the meaning of Rule l3d-3 of the Securities Exchange Act of 1934, as amended) of less than fifty percent (50%) of the voting securities of the surviving entity of such combination or merger entitled to vote generally in the election of directors, (ii) sale, transfer or other disposition of all or substantially all of the assets of a Party, or (iii) acquisition by any person or party, or affiliated group of persons or parties, of beneficial ownership of voting securities of a Party entitled to vote generally in the election of directors with a number of votes in excess of thirty five percent (35%)of the voting power of such Party.

“Claim” shall mean any claim of any kind by any customer, employee or other third party, including any civil, criminal, administrative, arbitral or investigative action, suit, proceeding or claim relating to a Party’s act or omission under the Program Agreement.

“Confidential Information” of Home Depot or USHS/USRI shall mean all information and documentation of Home Depot or its Affiliates, and USHS/USRI or their Affiliates, respectively, whether disclosed to or accessed by Home Depot or its Affiliates or USHS/USRI or their Affiliates in connection with this Program Agreement, that is (i) identified in writing as “confidential” at the time of disclosure, (ii) disclosed orally and identified at the time of disclosure as “confidential” or (iii) treated by the disclosing Party as confidential or proprietary, including (a) information that the disclosing Party receives from a third party (including vendors, licensors, customers and Affiliates) and holds subject to an obligation of confidentiality, (b) the terms of this Program Agreement (c) any information developed by reference to or use of information of Home Depot or its Affiliates, or USHS/USRI or their Affiliates, (d) training and operating procedures and manuals, and (e) any information which a reasonable person would believe to be the confidential information of the other Party; provided, that except to the extent otherwise provided by Law, the term “Confidential Information” shall not include information that (A) is independently developed by the recipient, as demonstrated by the recipient’s written records, without violating the disclosing party’s proprietary rights, (B) is or becomes publicly known (other than through unauthorized disclosure), (C) is already known by the recipient at the time of disclosure, as demonstrated by the recipient’s written records, and the recipient has no obligation of confidentiality other than pursuant to this Program Agreement or any confidentiality agreements between Home Depot and USHS/USRI entered into before the Effective Date, or (D) is rightfully received by a Party free of any obligation of confidentiality; provide, that (x) such recipient has no knowledge that such information is subject to a confidentiality agreement and (y) such information is not of a type or character that a reasonable person would have regarded it as confidential.

“Control” shall mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Governmental Authority” shall mean any federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, whether domestic, foreign or international.

“Homer TLC, Inc.” shall mean Homer TLC, Inc., a Delaware corporation.

“Law” shall mean any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority.

“Losses” shall mean any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments and excluding consequential and incidental damages), costs and expenses of any kind, character or description (including payments, refunds and delivery of additional goods and/or services, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).